Exhibit 99.1

     S.Y. Bancorp to Redeem Its 9.00% Cumulative Trust Preferred Securities


     LOUISVILLE, Ky.--(BUSINESS WIRE)--May 31, 2006--S.Y. Bancorp, Inc. (NASDAQ:
SYBT), parent company of Stock Yards Bank & Trust Company in Louisville, southern Indiana and Indianapolis, today announced that it will redeem all of its trust preferred securities on July 1, 2006, in accordance with the provisions of the governing trust agreement. In June 2001, S.Y. Bancorp Capital Trust I, a wholly owned finance subsidiary of S.Y. Bancorp, issued $20 million of 9.00% cumulative trust preferred securities, which were set to mature in June 2031.
     The Company's Trust Preferred securities are listed on the Amex under the symbol SYI.PR. The redemption value is $10.00 per preferred security, representing a redemption price equal to 100% of the liquidation amount plus accrued and unpaid distributions up to, but not including, the redemption date. The total amount of the redemption, including accrued and unpaid distributions, will be $20,623,724.64.
     In connection with the redemption, the Company will write off $879,000 of unamortized issuance costs, representing an after-tax charge to third quarter earnings of approximately $0.04 per diluted share. Given the current interest rate environment, expected annual interest expense savings arising from the redemption should offset the write-off.
     Louisville, Kentucky-based S.Y. Bancorp, Inc., with $1.3 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904.
     This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.


    CONTACT: S.Y. Bancorp, Inc., Louisville
             Nancy B. Davis, 502-625-9176